Exhibit 15

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A common stock, par value $0.0001 per share, of Ranpak Holdings Corp. and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on June 13, 2019.

Date: June 13, 2019

Omar M. Asali		/s/ Omar M. Asali
Omar M. Asali

One Madison Group, LLC	By:	/s/ Omar M. Asali
Name: Omar M. Asali Title: Manager

Vivoli Holdings, LLC	By:	/s/ Omar M. Asali
Name: Omar M. Asali Title: Managing Member